Exhibit 99.1

STAAR Surgical Reports Preliminary Fourth Quarter Net Sales Growth of 25%

Achieves 33% ICL Unit Growth for Fiscal 2019

Provides Initial Outlook for Fiscal 2020

LAKE FOREST, CA, January 13, 2020--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today provided preliminary results for the fourth quarter and fiscal year ended January 3, 2020. The Company expects fourth quarter and fiscal year net sales to increase approximately 25% and 21% over the prior year periods, respectively. Total net sales for the fourth quarter and fiscal year are expected to be approximately $38.9 million and $150.2 million, respectively, as compared to Company outlook of $37.6 million and $149.0 million most recently provided on November 8, 2019. Fourth quarter GAAP earnings per share is expected to be approximately $0.05, exceeding the current $0.02 consensus analyst estimate.

“The preliminary sales and unit growth results we are reporting today demonstrate STAAR’s ability to deliver on our stated financial commitments that support continued market share momentum for our ICL family of products and paradigm change in refractive vision correction to our lens-based solutions,” said Caren Mason, President and CEO of STAAR Surgical. “For the 2019 fiscal year preliminary earnings per share nearly doubled to approximately $0.21 driven by 33% global ICL unit growth and operating expense discipline, underscoring STAAR’s standing as one of the few publicly-traded growth medical technology companies with GAAP earnings profitability. On the regulatory front we also announced today that we have won a new CE Mark approval for the use of our ICL as a supplemental lens for the many post-cataract-surgery IOL patients who may be unhappy because they find themselves back in glasses or disposable contact lenses. Following another year of strong performance in 2019, we now fully turn our attention to achieving the financial and operating targets we recently outlined for the next three-year planning period.”

The Company also today provided an initial outlook for fiscal year 2020 including total net sales growth, year-over-year, in the range of 16% to 20% with a mid-point of 18%, representing approximately $177.2 million in fiscal 2020 total net sales, and also reaffirmed expectations for a 25% total net sales CAGR for the fiscal 2020-2022 three-year planning period. STAAR expects net sales attributable to its non-core “Other Products” business segment will decline by approximately $3 million for fiscal year 2020 as the Company continues to phase out certain lower margin, non-strategic “Other Products” while simultaneously investing more resources in the core ICL business segment, which the Company expects will continue its strong trajectory of growth. The Company anticipates total net sales growth, on an annual basis, will accelerate over the three-year planning period driven by new product catalysts and increasing adoption by surgeons and patients of the Company’s proprietary EVO Visian ICL family of lenses. GAAP earnings per share for fiscal 2020 is expected to be similar to fiscal 2019 on a full-year basis as the Company incurs one-time expenses related to its EVO clinical trial in the U.S. and makes strategic sales and marketing investments ahead of accelerating sales growth in fiscal 2021 and 2022.

STAAR expects to report its complete 2019 financial results on its fourth-quarter and full-year earnings call on or about February 26, 2020 and provided today’s information due to investor meetings taking place January 13-14, 2020. The financial information in this release is unaudited and subject to adjustment in the final audited financial statements to be filed with the Company’s Annual Report on Form 10-K.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Forward-Looking Statements

This news release contains forward-looking statements.  These statements include but are not limited to statements regarding the potential market and commercial and medical significance of the Visian ICL family of products in the market, and our ability to obtain and maintain regulatory market approval.  Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of STAAR’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied in the forward-looking statements.  STAAR cannot be certain about the commercial success of the Visian ICL family of products in any market.  For a discussion of certain other risks, uncertainties and other factors affecting the statements contained in this news release, see STAAR’s Annual Report on Form 10-K for the year ended December 28, 2018, under the caption “Risk Factors,” which is on file with the SEC and available in the “Investor Information” section of STAAR’s website under the heading “SEC Filings”.  Except as required by law, STAAR assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  STAAR nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this news release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

CONTACT:Investors & Media

Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com